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Exhibit 99T3C.2

CHEROKEE INTERNATIONAL CORPORATION

FORM OF

FIRST SUPPLEMENTAL INDENTURE

with respect to:

$100,000,000

10 1/2% Senior Subordinated Notes Due 2009
Issued as of April 30, 1999

U.S. BANK, N.A.

Trustee

        This FIRST SUPPLEMENTAL INDENTURE, dated as of                        , 2002 (this "Supplement") is entered into by and among Cherokee International Corporation (formerly, Cherokee International Finance, Inc. and successor to the obligations of Cherokee International, LLC (the "LLC") under the Indenture (defined below)), a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer") and U.S. Bank, N.A. (formerly, Firstar Bank of Minnesota, N.A.), as trustee (the "Trustee"), under an Indenture dated as of April 30, 1999 (the "Indenture") for the 10 1/2% Senior Subordinates Notes Due 2009 originally issued by the LLC and the Issuer (the "Securities"). All capitalized terms used herein shall have the meaning assigned to them in the Indenture, except to the extent such terms are otherwise defined in this Supplement or the context clearly requires otherwise.

RECITALS

        WHEREAS, the Issuer has heretofore executed and delivered to the Trustee the Indenture, under which the Securities in the aggregate principal amount of $100,000,000 were issued and are outstanding;

        WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may amend the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities (the "Majority Holders") and without notice to any other Holders;

        WHEREAS, consents have been solicited from the Majority Holders relating to the release of covenants and other matters set forth in this Supplement (the "Proposed Amendments"); and

        WHEREAS, the Majority Holders have consented to the Proposed Amendments; and

        WHEREAS, the execution and delivery of this Supplement have been duly authorized and all conditions and requirements necessary to make this Supplement a valid and binding agreement of the Issuer have been duly performed and complied with.

  NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For good and valuable consideration, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE
AMENDMENT TO INDENTURE

        SECTION 1.01.    Amendment of Article Four.    The following sections of Article Four of the Indenture and any corresponding provisions in the Securities are hereby deleted in their entirety and replaced with "Intentionally Omitted" (except as otherwise noted) and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety (other than Section 4.08, modified and provided herein):

          (a)  4.04 Payment of Taxes and Other Claims;

          (b)  4.05 Maintenance of Properties and Insurance;

          (c)  4.06 Compliance Certificate; Notice of Default;

          (d)  4.07 Compliance with Laws;

          (e)  4.08 SEC Reports (the text of which shall be deleted in its entirety and replaced with "The Issuers shall comply with the provisions of §314(a) of the TIA.");

          (f)    4.10 Limitation on Restricted Payments;

          (g)  4.11 Limitation on Restrictions on Distributions from Restricted Subsidiaries;

          (h)  4.12 Limitation on Transactions with Affiliates;

          (i)    4.13 Limitation on Indebtedness;

          (j)    4.14 Change of Control;

          (k)  4.15 Limitation on Sales of Assets and Subsidiary Stock;

          (l)    4.16 Future Guarantors;

          (m)  4.17 Limitation on Business Activities.

        SECTION 1.02.    Amendment of Article Five.    The following sections and subsections of Article Five of the Indenture, and any corresponding provisions in the Securities, are hereby deleted in their entirety and replaced with "Intentionally Omitted," and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety:

          (a)  Section 5.01, clauses (ii) and (iii) of the first paragraph;

          (b)  Section 5.03; and

          (c)  Section 5.04.

        SECTION 1.03.    Amendment of Article Six.    The following subsections of Article Six, Section 6.01 of the Indenture, and any corresponding provisions in the Securities, with respect to Events of Default are hereby deleted in their entirety and replaced with "Intentionally Omitted," and all references made thereto throughout the Indenture in their entirety:

          (a)  Section 6.01(iii);

          (b)  Section 6.01(iv);

          (c)  Section 6.1(v);

          (d)  Section 6.01(vi);

          (e)  Section 6.01(ix); and

          (f)    Section 6.01(x).

        In addition, each of subsection 6.01(vii) and subsection 6.01(viii), and any corresponding provisions in the Securities, are hereby amended to delete therein any and all references to "or any Significant Subsidiary."

        SECTION 1.04.    Amendment of Article Eleven.    The following sections of Article Eleven of the Indenture, and any corresponding provisions in the Securities, are hereby deleted in their entirety and replaced with "Intentionally Omitted" (except as otherwise noted), and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety (other than Section 11.01, modified as provided herein):

          (a)  11.01 Unconditional Guarantee (shall be deleted only with respect to payments not yet due);

          (b)  11.03 Severability;

          (c)  11.06 Waiver of Subrogation; and

          (d)  11.07 Execution of Guarantee.

        SECTION 1.05.    Definitions.    Definitions defined in Article One of the Indenture shall be deemed deleted when references to such definitions would be eliminated as a result of the foregoing amendments.

ARTICLE TWO
CONDITIONS; EFFECTIVENESS

        SECTION 2.01.    Conditions and Effectiveness.    This Supplement shall become effective upon execution and delivery to the Trustee. This Supplement shall become operative upon satisfaction or waiver of the conditions set forth in the applicable solicitation of consents.

ARTICLE THREE
MISCELLANEOUS

        SECTION 3.01.    Indenture Ratified.    Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        SECTION 3.02.    Counterparts.    This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        SECTION 3.03.    Trustee Not Responsible.    The recitals contained herein shall be taken as the statements of the Issuers and the Trustee assumes no responsibility for their correctness.

        SECTION 3.04.    Governing Law.    This Supplement shall be governed by and construed in accordance with the internal laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

        SECTION 3.05.    Trust.    The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplement, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

        SECTION 3.06.    Successors.    All covenants and agreements in this Supplement by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

        SECTION 3.07.    Severability.    In case any provisions in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 3.08.    Third-Party Beneficiaries.    Nothing in this Supplement express or implied, shall give to any Person, other than the parties hereto, and their successors under the Indenture, and the Holders any benefit or any legal or equitable right, remedy or claim under the Indenture.

        SECTION 3.09.    Unity.    All provisions of this Supplement shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Supplement, shall be read, taken and construed as one and the same instrument.

        SECTION 3.10.    Trust Indenture Act.    If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplement, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provisions shall be deemed to apply to this Supplement as so modified or excluded, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the day and year first above written.

CHEROKEE INTERNATIONAL CORPORATION
By:
Name: Title:
U.S. BANK, N.A., AS TRUSTEE
By:
Name: Title:

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CHEROKEE INTERNATIONAL CORPORATION
FORM OF
FIRST SUPPLEMENTAL INDENTURE
RECITALS
ARTICLE ONE AMENDMENT TO INDENTURE
ARTICLE TWO CONDITIONS; EFFECTIVENESS
ARTICLE THREE MISCELLANEOUS